UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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LIFE PARTNERS HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

The Board of Directors of Registrant
(Name of Person(s) Filing Proxy Statement)

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LIFE PARTNERS HOLDINGS, INC.

204 Woodhew Drive
Waco, Texas 76712
Telephone: 800-368-5569
Fax: 254-751-1025
Website:  www.lphi.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

January 24, 2012

To the Shareholders:

Life Partners Holdings, Inc. will hold an Annual Meeting of Shareholders (the “Annual Meeting”) on Tuesday, January 24, 2012, at 11:00 a.m., CT, at our corporate offices, 204 Woodhew Drive, Waco, Texas.  The Shareholders will meet to consider:

(1)	Electing five directors, each to serve for a term of one year;

(2)	Ratifying the selection of Whitley Penn LLP, as independent auditors for the year ending February 28, 2012;

(3)	Holding a non-binding, advisory vote on executive compensation;

(4)	Holding a non-binding, advisory vote on the frequency of the advisory vote on executive compensation; and

(5)	Transacting other business incident to the Annual Meeting.

The record date for the Annual Meeting is November 30, 2011.  Only Shareholders of record at the close of business on that date can vote at the Annual Meeting.

We hope you will attend the Annual Meeting.  If you do not plan to attend, we still want you to participate by voting.  Please sign and return the enclosed proxy in the envelope provided or follow the Internet or telephone voting procedures described on the proxy form.

Sincerely,

R. Scott Peden
Secretary

December 15, 2011

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

January 24, 2012

Life Partners Holdings, Inc. (“Life Partners” or “We”) welcomes you to our Annual Meeting of Shareholders.  Life Partners is the parent company of Life Partners, Inc. (“LPI”).  LPI is one of the oldest and most active companies in the United States engaged in the secondary market for life insurance settlements, commonly called “life settlements”.  The Annual Report accompanying this Proxy Statement contains more about our business.

We are furnishing this Proxy Statement to inform our Shareholders about the upcoming Annual Meeting.  To encourage Shareholder participation, we are soliciting proxies to be used at the Annual Meeting.

We are mailing this Proxy Statement and the accompanying proxy card to Shareholders beginning December 15, 2011.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on January 24, 2012: this Proxy Statement and card and our Annual Report are available at http://ir.lphi.com.

General Information

Who Votes.  If you hold shares as of the Record Date, November 30, 2011, you may vote at the Annual Meeting.  If you hold shares in “street name”, you may vote at the Annual Meeting only if you hold a valid proxy from your broker.  On November 30, 2011, we had 18,647,468 shares of common stock issued and outstanding and entitled to vote.  Each share is entitled to one vote.

How to Vote.  You may vote your shares by attending the Annual Meeting in person.  If you are unable to attend, you can tell us how to vote your shares by any of the following means:

•	by completing, executing and returning the proxy or voting instruction card in a timely manner;

•	by using a touch-tone telephone and complying with the telephone voting instructions on the proxy or voting instruction card; or

•	through the Internet, by complying with the Internet voting instructions on the proxy or voting instruction card.

For shareholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options.  Shareholders with shares registered directly in their names with American Stock Transfer and Trust Company (“AST”), our transfer agent, will also be able to vote using the telephone and Internet.  If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with AST, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself.  The giving of such a telephonic or Internet proxy will not affect your right to vote in person if you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been recorded properly.  Shareholders voting by the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the shareholder.

If you return a signed proxy or voting instruction card, but do not tell us how you want to vote, we shall vote your shares “for” all director nominees and the other proposals as recommended by the Board.

Canceling Your Proxy.  You can cancel your proxy at any time before we vote your shares in any of three ways:

•	by giving the Secretary a written cancellation;

•	by giving a later signed proxy or voting instruction; or

•	by voting in person at the Annual Meeting.

Counting the Necessary Votes.  Directors are elected by a plurality of votes, which means that the director nominees for the positions to be filled (five positions) receiving the highest number of votes will be elected.  To ratify the independent auditors, this proposal must receive a majority of the votes that could be cast at the Annual Meeting.  If we transact any incidental business at the Annual Meeting, the incidental business must receive a majority of the votes that could be cast at the Annual Meeting.

The votes that could be cast are the votes actually cast by “shares present” plus abstentions.  Abstentions are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any proposal requiring a majority vote.  Proxies submitted by brokers that do not indicate a vote for the proposal (usually because the brokers do not have discretionary voting authority and haven’t received instructions as to how to vote) are referred to as “broker non-votes”.  Broker non-votes are not counted as shares present and are not counted in determining whether a proposal is approved.

Incidental Business.  Proxies customarily ask for authority to transact other business that may come before the Annual Meeting.  Much of this business is procedural, such as a vote on adjournment.  Except for the matters set forth in the notice, we do not know of any substantive business to be presented or acted upon at the Annual Meeting.  If any matter is presented at the Annual Meeting on which a vote may properly be taken, the designated proxies will vote your shares as they think best unless you otherwise direct.

ITEM 1
ELECTION OF DIRECTORS

The Shareholders will elect five directors at this year’s Annual Meeting.  Each director will serve for a one-year term ending at the 2012 annual meeting or until he is succeeded by another qualified director who has been elected.

We shall vote your shares as you tell us.  If unforeseen circumstances (such as death or disability) make it necessary for the Board to substitute another person for any of the nominees, we will vote your shares for that other person unless you have withheld authority.

All five of the nominees for directors are presently members of the Board of Directors.

The Board of Directors recommends voting “For” the nominees.

Biographical Information

The following table sets forth the name and age of each director nominee and the year he became a director.

Name	Age	Director Since	Position

Brian D. Pardo	69	2000	Chairman of the Board, President and Chief Executive Officer of Life Partners Holdings, Inc.

R. Scott Peden	48	2000	Director, Secretary and General Counsel of Life Partners Holdings, Inc. and President of LPI

Fred Dewald	66	2003	Director

Tad M. Ballantyne	56	2001	Director

Harold E. Rafuse	68	2006	Director

The Director Nominees.  The Board of Directors has nominated five candidates for election.  If elected, these nominees will serve one-year terms.  A brief summary of each director nominee’s principal occupation, business affiliations and other information follows.

Brian D. Pardo.  Mr. Pardo is our President and Chief Executive Officer, and Chief Executive Officer of LPI, our primary operating subsidiary.  He has served as the CEO of LPI since its incorporation in 1991.  Mr. Pardo is one of the pioneers of the life settlement industry.  He has been certified as an expert in the field of life settlements and has testified on that subject on numerous occasions.  Mr. Pardo served our Nation from 1964 through 1966 as a helicopter gunship pilot in Vietnam.

R. Scott Peden.  Mr. Peden has served as our General Counsel and Secretary and the President of LPI since 2000.  Before 2000, Mr. Peden served as Vice President and General Counsel for LPI since its incorporation in 1991.  Mr. Peden has been certified as an expert in the field of life settlements and has testified on that subject on many occasions.  He holds a Bachelor of Arts degree from Trinity University and a Juris Doctor from Baylor University School of Law.

Fred Dewald.  Mr. Dewald has been a successful builder and property developer in the Waco/McLennan County, Texas area for over 30 years.  He is a director of the Heart of Texas Builders Association and serves as President or principal of 17 different property development companies.  He holds a Bachelor of Science degree from Southwest Texas State University.

Tad M. Ballantyne.  Mr. Ballantyne is an officer and/or director of several private companies including Hoopeston Foods, Inc. (Chief Executive Officer), Mackay Limited Partnership (Director), and Thomsen Group, LLC (Director).  Mr. Ballantyne also serves as the Deputy Chairman, a non-executive director, and a member of the audit committee and the remuneration and nomination committee of Creat Resources Holding Limited, an Australian mining company (listed on the LSE/AIM as:  CRHL.L); as a non-executive director and financial expert for Empire Energy Corporation International (OTCBB: EEGCE); as a director of Jimei Jimei Foods Ltd., a private company in Changchun China; as an advisory board member of TCIB Investment Company, Ltd., a private company in Beijing, China; as Chairman of CapSalus Corporation, a health and wellness company (OTCBB:  WELL.OB); and as a non-executive director of American Lorain Corporation, an integrated food manufacturing company located in Shandong, China (AMEX:  ALN).  During 2003, Texas Steel Partners Inc., a Texas-based steel foundry, filed for reorganization and was liquidated pursuant to a bankruptcy Chapter 7 conversion.  Mr. Ballantyne was an officer and director and 50% shareholder of Texas Steel Partners.  During the last 17 years, Mr. Ballantyne has been active in acquiring and operating troubled companies or assets being divested by public and private companies and has focused over the last five years in food processing plants in both the United States and Asia.  He holds a Bachelor of Science degree in business management from the University of Wisconsin.

Harold E. Rafuse.  Dr. Rafuse was the co-founder and former Managing Director of Advanced Concepts and Technologies International (ACT I) headquartered in Waco, Texas.  He was also co-owner and Managing Director Aurora Aviation and Aurora Avionics.  He retired from all three companies in June 2008.  Dr. Rafuse has over 46 years of experience in aviation, aerospace, scientific, engineering, technology, educational, senior program management, information resource management, and administrative positions.  While with his three companies, he managed daily program and project operations as well as all of ACT I’s headquarters operations, including accounting and finance, human resources, information systems, legal, and contracts management.  He served as a senior science team leader and contracts negotiator to the U.S. Defense Threat Reduction Agency in connection with the dismantlement and destruction of Russian intercontinental ballistic and sea-launched ballistic missiles.  Dr. Rafuse holds a Ph.D. in Engineering Management from Hamilton University, a Masters in Business Administration from Texas Tech University, a Bachelor of Science degree in Chemistry from St. Joseph’s University and an Associate in Technology degree in Chemical Technology from Temple University.  He is a frequent presenter at national symposia and has had numerous articles published in professional journals.

The Board believes that each of the nominees for election as a director at the Annual Meeting is well qualified to serve if elected and that the nominees, as a group, would comprise a Board with the diversified background of knowledge and management expertise that the Board seeks.  Each nominee holds or has held senior executive positions in complex organizations, has been successful in his fields of endeavor, and has the knowledge and management expertise that meets the Board’s objectives.  In these positions, they possess experience and skills in personnel management, public company financial reporting, financial and risk management, and leadership development.  The Board’s objectives in composing itself are described more fully under the heading “Corporate Governance - Director Nominations” below.

Other Executive Officers

In addition to the executive officers who serve on the Board of Directors, we have the following executive officers:

Mark Embry, age 55, serves as LPI’s Chief Operations Officer and Chief Information Officer, a position he has held since 2004.  Mr. Embry previously served as the Director of Executive Advisory Practice at APPSConnect in Austin, Texas, from 2003 to 2004.  His prior experience includes seven years of service at Centerpulse/Sulzer Orthopedics, where he progressed from Manager of systems support/information systems to Chief Information Officer.  Mr. Embry holds a Bachelor of Business Administration degree from Dallas Baptist University and a Masters of Business Administration degree from the Baylor University Hankamer School of Business, where he currently serves as a part-time lecturer in the Masters of Business Administration degree program.

David M. Martin, age 53, was hired in February 2008 as Chief Financial Officer.  Mr. Martin, a certified public accountant with 30 years of experience, has worked in public accounting, oil service, distribution, printing, and manufacturing.  Mr. Martin previously served as the Chief Financial Officer of Packless Industries from 2002 to 2008.  His prior experience includes service as Chief Financial Officer of Time Manufacturing Company and Stevens Publishing Corporation, both privately held, Texas-based companies.  He was Controller of the publicly held Vallen Corporation in Houston, Texas, from 1988 to 1995.  Mr. Martin’s prior experience includes public accounting.  Mr. Martin holds a Bachelor’s Degree in Accountancy from the University of Illinois.

Kurt Carr, age 41, has worked for LPI since 1992 and has served as Vice President of Policy Administration since 1996.  Mr. Carr holds a Bachelor of Business Administration degree in finance and a Masters of Business Administration degree from the Baylor University Hankamer School of Business.  Mr. Carr is the son-in-law of Mr. Pardo and the spouse of Deborah Carr.

Deborah Carr, age 40, has worked for Life Partners, Inc. since 1992 and has served as Vice President of Administration since 1995.  Ms. Carr is the daughter of Mr. Pardo and the spouse of Kurt Carr.

Corporate Governance

Board Composition, Meetings and Committees.  Our Board of Directors is currently composed of five directors.  The Board has determined that Tad M. Ballantyne, Fred Dewald and Harold E. Rafuse are independent under the standards of the Securities and Exchange Commission (“SEC”) and the NASDAQ Stock Market.  Under applicable SEC and NASDAQ rules, the existence of certain “related party” transactions above certain thresholds between a director and the company are required to be disclosed and preclude a finding by the Board that the director is independent.  In addition to transactions required to be disclosed under SEC rules, the Board considered certain other relationships in making its independence determinations, and determined in each case that such other relationships did not impair the director’s ability to exercise independent judgment on our behalf.

During fiscal 2011, the full Board met once.  All Board members were present at and participated in this meeting.  The Board acted seven times by written consent.  Management also periodically conferred with directors between meetings regarding our affairs.  The independent directors also met in three executive sessions in which only they were present in conjunction with Audit and Compensation Committee meetings.

The Board’s Leadership Structure.  We do not have a policy separating the roles of Chief Executive Officer and Chairman of the Board, as the Board believes our best interests are served by determining those roles based on our circumstances and direction and the membership of the Board at the time of the determination.  The Board has determined that having the Chief Executive Officer serve as Chairman is in the best interest of our shareholders at this time.  As our founder and largest beneficial shareholder, the Chief Executive Officer and Chairman is uniquely suited to guide us.  The combined position makes the best use of his extensive knowledge of our operations and the life settlement industry, as well as fostering more communication between management and the Board.

Risk Oversight.  Like other companies, we face a variety of risks, including investment risk, liquidity risk, and operational risk.  Our Board believes an effective risk management system should (i) timely identify the material risks that we face, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee, (iii) implement appropriate and responsive risk management strategies consistent with our risk profile, and (iv) integrate risk management into decision-making.  The Board has designated the Audit Committee to take the lead in overseeing risk management, and the Audit Committee makes periodic reports to the Board regarding briefings provided by management and advisors as well as the Committee's own analysis and conclusions regarding the adequacy of our risk management processes.  In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations.  The Board also works, with the input of our executive officers, to assess and analyze the most likely areas of future risk for us.

The Compensation Committee.  The Compensation Committee is currently composed of Dr. Rafuse (Chair), Mr. Dewald and Mr. Ballantyne.  It met twice during fiscal 2011 with all members participating, either physically or telephonically.  It sets the compensation levels of the Chief Executive Officer and the other executive officers, and oversees the operation of the bonus incentive program.

The Audit Committee.  The Board of Directors has an Audit Committee and has appointed Mr. Ballantyne (Chair), Mr. Dewald and Dr. Rafuse to serve as its members.  The Audit Committee met five times during the last fiscal year.  All members participated, either physically or telephonically, in three of these meetings, and at least two members were present in all meetings.  Mr. Dewald was unable to attend one meeting, and Mr. Ballantyne was unable to attend another.  The Audit Committee is primarily concerned with the effectiveness of our financial audits by the independent auditors.  Its duties include: (i) appointing the independent auditors; (ii) approving all professional services to be provided by them; (iii) providing for their compensation; (iv) reviewing the scope of the audit to be conducted by them, as well as the results of their audit; (v) reviewing the organization and scope of our internal system of financial controls; (vi) reviewing our financial reporting and the accounting standards and principles followed; (vii) examining other reports relating to our compliance with insurance regulatory and licensing requirements; and (viii) overseeing our risk management program.  We certify that we have adopted a formal written audit committee charter and that the Audit Committee reviews and reassesses the adequacy of the charter annually.  Charters for our Audit and Compensation Committees are posted on our website at www.lphi.com.

Director Nominations.  The Board has not delegated its functions to any other standing committees, and thus has not created executive, nominating or other similar committees.  The task of nominating directors is undertaken by the full Board.  In selecting candidates for director appointments or reelection, the Board believes that it should be composed of directors having a diversified background of knowledge and management expertise.  We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board seeks directors with a variety of complementary skills and perspectives so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business.  The Board considers independence, diversity, age, skills, expertise, time availability, and industry backgrounds in the context of the needs of the Board and Life Partners.  The Board ensures that at least a majority of the nominees qualify as “independent” under applicable SEC and NASDAQ rules, that members of our Audit Committee meet the financial literacy and sophistication requirements under the NASDAQ rules, and that at least one of them qualifies as an “audit committee financial expert” under the SEC rules. Although the Board uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees.  The Board would apply the same standards to evaluate nominees whether they are proposed by our directors and management or by our shareholders.

The Board has not established a formal process for considering director recommendations from shareholders in reliance on the controlled company exemption provided under the NASDAQ rules.  The Board notes that Mr. Pardo beneficially holds more than 50% of the voting stock with the voting power to determine elections and that a nomination process with independent decision-making would not be meaningful.  The Board will, however, consider shareholder recommendations if received in ample time before the preparation and release of its annual proxy materials.  For consideration, a recommendation would typically be submitted by the January 1st preceding the annual meeting and must be accompanied by all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934, and such person’s written consent to serve as a director if elected.

Director Communication.  Shareholders may send communications to the Board (and to individual directors) through Mr. R. Scott Peden, General Counsel and Secretary, c/o Life Partners Holdings, Inc., 204 Woodhew Drive, Waco, Texas 76712, and telephone 800-368-5569.  He will forward to the directors all communications that, in his judgment, are appropriate for consideration by the directors.  Comments or questions regarding our accounting, internal controls or auditing matters will be referred to members of the Audit Committee.  Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to all members of the Board.

Annual Meeting Attendance.  We have a policy of encouraging all directors to attend the Annual Meetings.  All of our directors attended last year’s Annual Meeting.

Code of Ethics

We have adopted a Code of Ethics that applies to our executive officers, including our Chief Executive Officer and Chief Financial Officer.  The latest copy of our Code of Ethics, as well as the charters of the Audit Committee and the Compensation Committee, are available under the heading “Corporate Governance” in the “Investor Relations” section of our website at www.lphi.com.  We intend to disclose future amendments to certain provisions of our Code of Ethics, or waivers of such provisions, at the same location on our website and also in public filings.

ITEM 2
RATIFICATION OF AUDITORS

Vote on the Independent Auditors

The Audit Committee has appointed Whitley Penn LLP, independent certified public accountants, to audit our consolidated financial statements for the year ended February 28, 2012 (“Fiscal 2012”).  The Audit Committee is advised that no member of Whitley Penn has any direct or material indirect financial interest in us or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.  Ratification of the Audit Committee’s appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the Annual Meeting.

The Board of Directors recommends voting “For” this proposal.

If the appointment is not ratified, the Audit Committee will consider the appointment of other independent auditors.  Representatives of Whitley Penn are expected to attend the Annual Meeting and to respond to appropriate questions and they will have an opportunity to make a statement if they so desire.

Audit Report of the Board of Directors

The Audit Committee consists of Mr. Ballantyne (Chair), Mr. Dewald and Dr. Rafuse, all of whom the Board has determined to be “financially literate” and “independent” as defined under the NASDAQ rules.  The NASDAQ rules define “financially literate” as being able to read and understand fundamental financial statements (including our balance sheet, income statement and cash flow statement).  The NASDAQ rules define an independent director generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.  The Board has also determined that Mr. Ballantyne is a “financial expert” as defined under SEC rules in large part based on his education and business experience in acquiring and operating various companies as well as his service on the board of directors of other companies as a financial expert.  See Mr. Ballantyne’s biographical disclosures for more information.

Functions.  The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditor.  The Board has approved a charter for the Audit Committee.  The Charter describes the Audit Committee’s composition, its mission statement and principal functions, its responsibilities for review of financial statements and internal financial procedures and controls, and its relationships with the Board of Directors, the independent accountants and our financial staff.  The Audit Committee’s responsibilities include the prior review of our annual financial statements and substantiating the auditor’s independence and their accountability to the Board of Directors and the Audit Committee.  The Audit Committee believes that its Charter meets or exceeds the charter standards adopted by the NASDAQ.

Actions Relating to Fiscal 2011 Financial Statements.  The Audit Committee has taken the following actions with respect to our audited financial statements for Fiscal 2011 (the “Financial Statements”):

•	The Committee has reviewed and discussed the Financial Statements with management and the independent auditors;

•
The Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications);

•
The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the auditors the auditors’ independence;

•
The Committee has recommended to the Board of Directors that the Financial Statements be included in our Annual Report on Form 10-K, based upon its review and discussions with the independent auditors; and

•	The Committee has instructed the independent auditors that the Audit Committee expects to be advised if there are any subjects that require special attention.

Fees to Independent Auditors.  The following table presents fees for the audits of our annual consolidated financial statements for Fiscal 2011 and Fiscal 2010, and for other services provided by Ernst & Young, which performed services during Fiscal 2011 and Fiscal 2010, and Eide Bailly, which performed services during the first three quarters of Fiscal 2010.

	2011	2010
Audit fees - Ernst & Young	$377,250	$219,750
Audit fees - Eide Bailly	$6,964	$105,784
Total audit fees	$384,214	$325,534
Audit-related fees-Ernst & Young	$48,109	$33,922
Audit-related fees - Eide Bailly	-0-	-0-
Total audit-related fees	$48,109	$33,922
Tax fees - Ernst & Young	$109,945	$25,448
Tax fees - Eide Bailly	$975	$5,144
Total tax fees	$110,920	$30,592
All other fees - Ernst & Young	$156,362	-0-
All other fees - Eide Bailly	-0-	-0-
Total other fees	$156,362	-0-
Total fees to independent auditors	$699,605	$390,048

The amounts for audit fees include generally the fees charged for (i) the audit of our annual consolidated financial statements and internal controls over financial reporting under the Sarbanes-Oxley Act and (ii) the reviews of our quarterly financial statements.  The audit related fees are Ernst & Young’s audit travel expenses.  The tax fees were primarily for tax return preparation and tax-related services.

Pre-Approval Policies and Procedures.  Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditors.  These services may include audit services, audit-related services, tax services, and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  In addition, the Audit Committee has delegated to its Chairman the authority to pre-approve audit and permissible non-audit services, provided that any such pre-approval decision is presented to the full Audit Committee at its next scheduled meeting.  All audit, audit-related, and tax services for Fiscal 2011 and Fiscal 2010 were pre-approved by the Audit Committee.

The auditors notify the Audit Committee of any request by management for non-audit services and the anticipated scope, purpose and cost of the services before performing such services.  The Audit Committee has considered whether any non-audit services performed by the independent auditors are compatible with maintaining their independence as an auditor.

Dated: November 21, 2011	Mr. Tad M. Ballantyne, Chairman Mr. Fred Dewald Dr. Harold E. Rafuse

As permitted by SEC rules, the foregoing reporting is not deemed “soliciting material” or “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.

ITEM 3
NON-BINDING VOTE ON EXECUTIVE COMPENSATION

We are providing the shareholders with the opportunity to cast an advisory vote on executive compensation.  The Compensation Discussion and Analysis, beginning on page 12 of this Proxy Statement, describes our executive compensation program in detail.  Our goal for the executive compensation program is to fairly compensate our named executive officers (“NEO’s”) for the value of their services and their contributions to our long-term success while encouraging cooperation and collegiality among these NEO’s.  We believe that our executive compensation program satisfies these goals.

We ask that shareholders indicate their support for the compensation of our NEO’s as described in this proxy statement by casting a non-binding advisory vote “For” the following resolution:

Resolved, that the compensation of our NEO’s as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and narrative disclosures that accompany the compensation tables) is hereby approved.

As an advisory vote, this proposal is not binding upon us.  However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEO’s.

The Board of Directors recommends voting “For” this proposal.

ITEM 4
NON-BINDING VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

As described in Item 3 above, our shareholders are being provided the opportunity to cast an advisory vote on our executive compensation program.  This advisory vote on Item 3 above is referred to as a “say-on-pay vote”.

This proposal affords the shareholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual shareholder meetings (or special meetings for which we must include executive compensation information in the proxy statement for that meeting).  Under this proposal, shareholders may vote to have the say-on-pay vote every year, every two years, or every three years.

Our Board of Directors believes that the say-on-pay vote should be held every year.  The Board believes that an annual say-on-pay vote will facilitate more direct shareholder input about executive compensation.  An annual say-on-pay vote is consistent with our policy of reviewing our compensation program annually, as well as being accountable to our shareholders on corporate governance and executive compensation matters.  Our Board believes an annual vote would be the best governance practice for us at this time.

The Board of Directors recommends that shareholders vote on this proposal to hold a say-on-pay vote every year.

OTHER INFORMATION ABOUT DIRECTORS, OFFICERS
AND CERTAIN SHAREHOLDERS

Beneficial Ownership of Directors, Officers and Certain Shareholders

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of November 30, 2011, by (i) each director and nominee, (ii) each named executive officer in the Summary Compensation Table, (iii) each person that we know or believe to own beneficially five percent or more of the Common Stock and (iv) all directors and named executive officers as a group.  Unless indicated otherwise, each person has sole voting and dispositive power with respect to such shares.

Name of Director, Executive Officer,	Beneficial Ownership(1)
or Shareholders Holding 5% or More	Number of Shares	Percent
Brian D. Pardo (2)	9,377,605	50.3
Pardo Family Holdings, Ltd. 204 Woodhew Waco, Texas 76710	9,363,470	50.3
R. Scott Peden	86,940	*
Fred Dewald	16,339	*
Tad M. Ballantyne	0	0
Harold E. Rafuse	5,000	*
David M. Martin	2,750	*
Mark Embry	0	0
Kurt Carr(3)	1,172	*
Deborah Carr	1,172	*
All directors and named executive officers as a group (9 persons)	9,489,806	50.9

*        Less than one percent.

(1)
Shares of Common Stock that are not outstanding but that can be acquired by a person upon exercise of an option within 60 days are included in computing the percentage for such person, but are not included in computing the percentage for any other person.  Disclosures regarding “beneficial ownership” are made as that term is defined under Federal securities laws.

(2)	Mr. Pardo is deemed to have beneficial ownership of the shares of Pardo Family Holdings, Ltd.

(3)	The amount represents shares held by Mr. Carr’s spouse, Deborah Carr, with respect to which he disclaims beneficial ownership.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CDA”) describes our compensation philosophy, policies and practices with respect to our (i) principal executive officer, Brian D. Pardo, who serves as our Chief Executive Officer and as the CEO of LPI, our principal operating subsidiary (“CEO”), (ii) our principal financial officer, David M. Martin, who serves as our Chief Financial Officer (“CFO”), and (iii) the other individuals named in the “Summary Compensation Table” following this CDA, who are collectively referred to as the named executive officers or “NEO’s” for fiscal 2011.  It includes information regarding our overall compensation objectives and each element of compensation that we provide.

The principal elements of our executive compensation programs are base salary and annual, profits-based cash bonuses.  The executive officers also receive certain perquisites and other benefits such as a 401(k) Plan with employer matching contributions and health plans that are generally available to all of our salaried employees.  Our objective is that the total compensation paid to NEO’s and other employees should fairly reflect the value of their services and their contributions to our success.  To gauge the fairness of the compensation, we consider the compensation provided to persons with similar levels of responsibility at companies of similar size, complexity and revenue.  Our executive compensation practices recognize the caliber, level of experience and performance of management and include meaningful incentives to maximize our financial objectives.

The Compensation Committee (the “Committee”) is composed entirely of independent directors, as determined by the Board, in accordance with NASDAQ rules.  The Committee has the responsibility for establishing, implementing and monitoring adherence to our executive compensation policies and practices.  The Committee reviews and approves base salary and bonus compensation for our CEO, CFO, other NEO’s and directors, and oversees the various broad-based, benefit plans.  Periodically, the Committee reviews comparable compensation data from internal and third party sources and the observations and recommendations of our executive management.  In addition, the CEO submits recommended compensation levels for other executive officers to the Committee for its review and approval.  The Committee has the discretion to modify any compensation recommendations by management.  The Committee’s responsibilities are further defined in the Committee’s charter.

The Role of Our Executives in the Compensation Process

Although the compensation process is managed and directed by, and decisions are made by, the Committee, the recommendations of certain executive officers are taken into account in connection with setting the compensation of other executive officers.  The CEO makes initial recommendations with respect to NEO’s and senior management other than himself.  NEO’s also participate in the preparation of materials requested by the Committee for use and consideration at the Compensation Committee meetings.

Compensation Philosophy and Policies

The Committee has designed our compensation program to fairly compensate our NEO’s for the value of their services and their contributions to our success.  Our compensation program is relatively simple.  It has only two elements:  base compensation and an annual, profits-based cash bonus.  The program does not distinguish between short-term and long-term incentives and does not utilize equity-based awards or deferred compensation devices.  The program eschews the more complex formulations with multiple compensation elements and individualized performance targets.  The Committee believes that, in smaller organizations, more complex programs with multiple elements do not inherently produce higher levels of motivation or performance than do simpler compensation programs, and that incentives for individual performance can foster internal division and strife among executives and undermine the cooperation and collegiality that the Committee seeks to encourage in management.

While the base compensation of the NEO’s reflects the differing levels of responsibilities, the annual cash bonus plan apportions an equal share of our annual profits to each of the participating NEO’s.  The bonuses are based on a collective performance and not on individual achievements.  In this program, the individual objectives tend to correlate with our objective of greater profitability.  The program also encourages cooperation between different management teams.  Because we are a smaller organization with daily personal interaction between executives, the levels of personal motivation remain high and we do not experience the “free-riding” problem or lack of contributions that might occur in larger organizations.  Our program fosters a partnership culture, in which the principal concern is our profitability.

The Committee recognizes that certain elements of compensation are better suited to achieving different compensation objectives.  The Committee believes that: (i) base salaries, which are based primarily on the practices of similar companies and within the local market, are designed to attract and retain our executives; (ii) bonuses are designed to motivate our executives to achieve greater profitability; and (iii) other elements of compensation, such as standard employee benefits and perquisites, are primarily based on market practices.

While we have an Omnibus Equity Compensation Plan (the “Plan”), which was established in 2000, there are no outstanding options under this Plan, and no stock or option awards were made in Fiscal 2009, 2010 or 2011.  The Committee does not anticipate future equity awards.  It believes that equity incentive awards are no better at motivating and rewarding the executive officers than non-equity benefits, such as our profit-sharing bonus arrangements.  Equity awards can result in considerable expense to and dilution of the shareholders.  In contrast, non-equity compensation does not dilute the shareholders’ interests.  Equity incentive plans are subject to extensive tax and securities regulation, which adds to their complexity and requires considerable expertise and expense in their administration.  Non-equity compensation arrangements, such as cash bonuses and profit-sharing arrangements, are generally much easier to administer.

The Committee’s philosophy for other benefits, such as general retirement and health benefits, is to make these benefits available to employees on a non-discriminatory basis.

Compensation of Our Named Executive Officers

This section describes the various elements of our compensation programs as they apply to our NEO’s, with a discussion of the Committee’s reasons setting the levels of compensation for the CEO and the other NEO’s.

Base Salary.  The Committee believes that base salaries must remain in a competitive range to attract and retain capable management.  The Committee reviews these salary levels annually for each NEO, on a case-by-case basis, based on the position, the individual level of responsibility and performance, an NEO’s seniority, and the unique value and historical contributions made to our success.  The Committee reviews salaries each year as part of our annual performance review process as well as upon a promotion or other change in job responsibility.  The Committee reviews base salary recommendations from the CEO for our other NEO’s.  The beliefs of the CEO and the Committee regarding base salary levels are based on their collective knowledge and not necessarily on formal compensation surveys.  Based upon this review process, the Committee approved the following amounts for our NEO’s fiscal 2011 base salaries:  Mr. Pardo, $520,000 per year; Mr. Peden, $155,129 per year; Mr. Martin, $175,000 per year; Mr. Embry, $135,078 per year; Mr. Carr, $112,565 per year; and Ms. Carr, $77,403 per year.

Mr. Martin does not participate in the executive bonus plan.  His base salary is the primary component of his overall compensation.  To better align Mr. Martin’s overall compensation with the overall compensation of the other NEO’s, the Committee increased Mr. Martin’s base salary in fiscal 2010 by 27.3%, resulting largely from the conversion to base salary of a prior bonus amount based on timely SEC filings.  The Committee increased his current fiscal 2011 salary by 26%, which is beyond the increases in base salaries of the other NEO’s.  In determining a proper alignment of Mr. Martin’s overall compensation, the Committee noted that (i) Life Partners had not had a true CFO before Mr. Martin (its chief accounting officer was its controller), (ii) Life Partners had historically compensated its controllers at lower levels than other NEO’s, (iii) the other NEO’s have much higher levels of seniority than Mr. Martin, and (iv) Mr. Martin’s level of responsibility has grown during his tenure.  In the Committee’s opinion, these factors have warranted disproportionately higher increases in Mr. Martin’s base salary, but not increases to an extent that would cause his base salary to be equivalent to the combined base salaries and bonus compensation of the other NEO’s.

The Committee believes that the base salaries for our executive officers are based on levels commensurate with competitive amounts paid to executives with comparable qualifications at companies engaged in similar businesses or in the same region and of similar size.

Bonus Compensation.  We have traditionally provided incentive compensation in the form of cash bonuses.  Since Fiscal 2008, we have used two existing bonus plans – one for executive officers and another for employees generally.  We fund the executive bonus plan with one percent of our net income before taxes per participating officer (exclusive of extraordinary items), and each participating NEO receives this same one percent of pre-tax net income bonus, which is paid quarterly.  Current participating officers include Mr. Pardo, Mr. Peden, Mr. Embry, Mr. Carr, and Ms. Carr, each of whom received $468,560 in fiscal 2011.  The Committee believes that equally shared, profits-based bonuses foster executive collegiality and better align the recipient’s interests with those of our shareholders.  To date, the Chief Financial Officer, Mr. Martin, has not participated in the executive bonus plan based on the Committee’s belief that our risk management relating to its financial reporting is better served if base salary, rather than incentive cash bonuses, is the primary component of Mr. Martin’s compensation.  Mr. Martin does participate in the employee bonus pool, in which the bonus amounts are much smaller.  The NEO’s participating in the executive bonus plan do not participate in the employee bonus pool.

The Committee will assess the executive bonus plan’s operation and the officers’ participation periodically to ensure the plan is operating as intended and in a fair and equitable manner.  In assessing the plan’s operation, the Committee may consider incentives for comparable positions in other companies, the reporting of pre-tax profits for the year, the financial returns on equity and assets, and limitations on the size of the bonus in relationship to the executive’s base salary.  It may analyze the bonus amount in relationship to our broader corporate performance, our growth objectives, and results of operations.  The Committee may also consider individual bonuses in relationship to the individual officer’s responsibilities and his or her importance to our operating strategy.

Perquisites and Other Benefits

Our executives are eligible to participate in all of our employee benefit plans, such as medical and dental insurance plans, a life insurance plan, and a 401(k) plan, in each case on the same basis as our other employees.  Under our 401(k) plan, we match a portion of the participant’s contributions in the amount of 100% of elective deferrals up to a maximum of 4% of eligible compensation after three months of service.  Our shares of Common Stock are not an investment option in the savings plan and we do not use such shares to match participants’ contributions.  Under our life insurance plan, we pay the premiums for coverage up to the lesser of an insured employee’s total annual compensation or $200,000.

Employment, Severance and Change in Control Agreements

We do not have a formal written employment agreement or severance agreement with any executive, including our NEO’s.  We have provided, however, severance benefits to our executives on a case-by-case basis, after taking into consideration the reason for termination and other factors present at the time of separation.  We do not have any formal written agreements with any of our executives as it relates to change in control benefits or payments.  The Committee reserves the right, however, to enter into formal agreements with our NEO’s.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to any NEO unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations.  Our policy of basing bonuses on profitability does not qualify as performance-based compensation.  In fiscal 2011, we paid our Chief Executive officer $15,867 in excess of the limit as determined by the Code.  This amount was not deductible for income tax purposes.  We did not exceed the compensation limit in fiscal years 2010 or 2009.  We believe that there may be circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Risk Assessment of Compensation Policies

The Compensation Committee has conducted a risk assessment of our compensation policies and practices and concluded that the policies and practices do not motivate imprudent risk taking.  Its assessment focused generally on our only incentive compensation program, which is a cash bonus program, paid quarterly, but based on annual profits.  In this regard, the Committee notes that:

•
The bonus program is tied to our consolidated profitability and not to the performance of a single individual or unit or division, which limits the impact of any one person’s decisions or actions and thus limits risk;

•	Risk-taking would likely have less effect on the bonus program than on commonly used, equity-based awards, which may experience greater levels of volatility; and

•
By apportioning profits equally among the participating NEO’s, the program is designed to foster cooperation and collegiality rather than competition, and the Committee believes the equal sharing also provides for some oversight since the actions of one person could affect the bonus of another.

The Committee evaluated the compensation policies and practices to ensure that they do not foster risk-taking above the level of risk associated with our business model.  For this purpose, the Committee considered our growth and return performance, our internal practices and procedures for dealing with life settlements, and the ability of an NEO to affect or influence decisions affecting profitability.  It also considered the significant stock ownership of our CEO and the adverse consequences that he would incur if risk-taking produced short-term gains at the expense of long-term, sustainable growth.  Based on this evaluation, the Committee concluded that the compensation program does not promote excessive risk-taking.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K.

Dated: November 21, 2011	The Compensation Committee of Life Partners Holdings, Inc. Mr. Tad M. Ballantyne, Chairman Mr. Fred Dewald Dr. Harold E. Rafuse

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference therein.

Executive Compensation

The following table sets forth the compensation paid or accrued to the Chief Executive Officer, the Chief Financial Officer, and the most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer (including officers of LPI), whose total annual salary and bonus exceeded $100,000 (they are sometimes called the “named executive officers” or “NEO’s”) for services performed in fiscal years ended February 28, 2011, February 28, 2010, and February 29, 2009.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary($)(1)	Bonus($)	All Other Compensation($)(2)		Total

Brian D. Pardo	2011	547,308	468,560	63,930	(3)	1,079,798
Chief Executive Officer	2010	512,710	473,566	75,361	(4)	1,061,637
	2009	574,838	383,440	64,120	(5)	1,022,398

R. Scott Peden	2011	157,502	468,560	16,743	(6)	642,805
President, LPI, and General Counsel	2010	158,954	473,099	16,743	(6)	648,796
	2009	158,062	383,907	15,534	(6)	557,503

David M. Martin	2011	180,414	42,207	8,927	(6)	231,548
Chief Financial Officer	2010	143,096	7,532	6,177	(6)	156,805
	2009	112,444	27,429	5,291	(6)	145,164

Mark Embry	2011	144,088	468,560	22,243	(6)	634,891
Chief Operating Officer, LPI	2010	132,304	473,099	22,243	(6)	627,646
	2009	131,090	383,907	18,734	(6)	533,731

Kurt Carr	2011	121,515	468,560	16,743	(6)	606,818
Vice President, LPI(7)	2010	113,595	473,099	19,118	(6)	605,812
	2009	116,410	383,907	240	(6)	500,557

Deborah Carr	2011	84,234	468,560	16,743	(6)	569,537
Vice President, LPI(7)	2010	75,815	473,099	18,376	(6)	567,290
	2009	79,255	383,907	240	(6)	463,402

(1)	The salary amounts reflect base salaries and redeemed, unused vacation time.

(2)
We provide various benefits to certain employees including the named executive officers.  The benefits include 401(k) matching contributions and life insurance coverage up to the lesser of an employee’s total annual compensation or $200,000, except for Mr. Pardo, whose coverage is capped at $130,000.  Premiums paid in excess of $50,000 are included in the employee’s W-2 compensation.  For the purposes of this table, all premiums paid are included.  Unless otherwise disclosed, the aggregate value of the benefits provided to a named executive officer was less than $10,000.

(3)
This amount represents the value of the compensation and benefits paid to Mr. Pardo for cell phone usage for himself and family members ($11,514), for country club dues and expenses ($3,360), for 401(k) matching contributions ($22,000), for life insurance premiums ($56), and for hangar space for his private aircraft ($27,000). See Certain Relationships and Related Transactions.

(4)
This amount represents the value of the compensation and benefits paid to Mr. Pardo for cell phone usage for himself and family members ($11,981), for country club dues and expenses ($3,346), for 401(k) matching contributions ($32,904), for life insurance premiums ($130), and for hangar space for his private aircraft ($27,000). See Certain Relationships and Related Transactions.

(5)
This amount represents the value of the compensation and benefits paid to Mr. Pardo for cell phone usage for himself and family members ($7,923), for country club dues and expenses ($3,516), for an automobile transferred to Mr. Pardo ($20,000), for office supplies for personal use ($5,441), and for hangar space for his private aircraft ($27,000).  See Certain Relationships and Related Transactions.

(6)	These amounts reflect 401(k) matching contributions and/or life insurance premiums paid by us.

(7)	Kurt Carr and Deborah Carr are married, and Ms. Carr is the daughter of Mr. Pardo.

We did not make any stock awards, stock option awards, or non-equity incentive compensation awards (other than the above bonuses) in Fiscal 2011, 2010 or 2009.

Outstanding Equity Awards at Fiscal Year-End

We granted no stock options or other equity awards to the named executive officers in Fiscal 2011.  The named executive officers did not exercise stock options in Fiscal 2011 and they held no outstanding options as the end of Fiscal 2011.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of three independent directors, Dr. Harold E. Rafuse (Chairman), Mr. Fred Dewald and Mr. Tad M. Ballantyne.  No interlocking relationship exists, or in the past fiscal year has existed, between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

Director Compensation

Our directors are responsible for guiding and supervising our business and affairs.  Recent developments in corporate governance and financial reporting have resulted in an increased involvement of public company directors.  Our board committees – Audit and Compensation - are composed exclusively of non-employee directors.  The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate compensation to ensure our directors’ continued performance.

Quarterly Fees and Reimbursement.  Each of our non-employee directors received in Fiscal 2011 four quarterly payments of $8,125.  Our non-employee directors do not receive meeting fees for Board or committee meeting attendance.  We do not provide any insurance, retirement or other benefit programs or other benefits or perquisites to our non-employee directors.  We reimburse our directors for their reasonable expenses incurred in attending meetings of the Board and its Committees in addition to the quarterly payments.

Equity Compensation for Non-Employee Directors.  We have not provided equity compensation for our non-employee directors.

Director Compensation Table for Fiscal 2011.  The following table sets forth the total compensation paid to our non-employee directors for their service on our Board of Directors and committees of the Board during Fiscal 2011.  Our employee directors, Mr. Pardo and Mr. Peden, receive no separate compensation for their services as directors.

Name	Fees Earned or Paid in Cash($)	All Other Compensation($)	Total($)
Fred Dewald	32,500	-	32,500
Tad M. Ballantyne	32,500	-	32,500
Harold E. Rafuse	32,500	-	32,500

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities.  Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the forms furnished to us, and written representations from certain reporting persons that no other forms were required, except as disclosed above, we believe that the reporting persons complied with all Section 16(a) filing requirements applicable to them during the last completed fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions

We contract with ESP Communications, Inc., a corporation owned by Brian D. Pardo’s spouse, for post-settlement services.  The services included periodic contact with insureds and their health care providers through telephone calls and mailings, monthly checks of social security records to determine an insured’s status, and working with the independent escrow agent in the filing of death claims.  ESP also provides facilities and various administrative personnel to us.  Either party may cancel the agreement with a 30-day written notice.  We currently pay ESP $7,500 on a semi-monthly basis for its services.  During fiscal 2011, we paid ESP $180,000.  The Compensation Committee has determined that the payments are reasonable and equal to or less than amounts that would be payable to an unaffiliated third party for comparable service.

We use an airplane that is owned by our Chairman and CEO.  We pay the incremental costs of our use, as described in applicable Federal Aviation Administration regulations (FAA Part 91, subpart F), which we believe is well below the fair rental value for our use.  In fiscal 2011, we paid $189,653 for such use.  We also provide hangar space to Mr. Pardo, the value of which we estimate at $13,500 per annum for each aircraft held in the hangar, which totals $27,000.  The Audit Committee has determined that these arrangements are on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

For licensee sales meetings and other corporate functions, we occasionally use a motoryacht owned by our Chairman and CEO and docked in Ft. Lauderdale, Florida.  We pay the direct costs of the usage, including fuel, food and beverage, and catering.  We do not pay for indirect costs, such as captain or deckhand costs, slip or dockage fees, shore power, or maintenance and wear and tear.  In fiscal 2011, we paid $187,626 for such use.

Related Person Transactions Policy and Procedures

We have a corporate policy with regard to our policies and procedures for the identification, review, consideration and approval or ratification of “related person transactions”.  For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (Life Partners) and any “related person” are participants involving an amount that exceeds $10,000.  Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy.  A related person is any executive officer, director, or more than 5% shareholder, including any of their immediate family members, and any entity owned or controlled by such persons.  The Board has adopted a written policy covering relating party transactions.

In the event any transaction in which we propose to engage is a related-person transaction, our management must present information regarding the proposed related-person transaction to the Audit Committee for consideration and approval or ratification.  The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available.  To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and significant shareholders.  In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (i) the risks, costs and benefits to us, (ii) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.  In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval.  The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee must consider, in light of known circumstances, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

OTHER INFORMATION ABOUT THE ANNUAL MEETING

Other Matters Coming Before the Meeting

As of the date of this Proxy Statement, we know of no business to come before the Annual Meeting other than that referred to above.  Our rules of conduct for the Annual Meeting prohibit the introduction of substantive matters not previously presented to the Shareholders in a proxy statement.  As to other business, such as procedural matters that may come before the meeting, the person or persons holding proxies will vote those proxies in the manner they believe to be in the best interests of us and our Shareholders.

Shareholder Proposals for the Next Annual Meeting

Any Shareholder who wishes to present a proposal at our 2012 Annual Meeting of Shareholders must deliver such proposal to our Secretary by March 1, 2012, for inclusion in our proxy, notice of meeting, and proxy statement for the 2012 Annual Meeting.

Additional Information

We bear the cost of soliciting proxies.  Our officers and regular employees may solicit proxies by further mailings, personal conversations, or by telephone, facsimile or other electronic transmission.  They will do so without compensation other than their regular compensation.  Upon request, we reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Our Annual Report on Form 10-K, including the financial statements and schedules thereto, for the year ended February 28, 2011, as filed with the SEC, are available on our website at www.lphi.com under “Investor Relations/Filings”.  They are also available without charge to any shareholder, upon request, by calling 800-368-5569 or writing to Mr. R. Scott Peden, General Counsel, Life Partners Holdings, Inc., 204 Woodhew Drive, Waco, Texas 76712.  Shareholders requesting exhibits to the Form 10-K will be provided the same upon payment of reproduction expenses.

By Order of the Board of Directors

R. Scott Peden
Secretary

December 15, 2011

LIFE PARTNERS HOLDINGS, INC.
204 WOODHEW DRIVE
WACO, TX 76712

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M39376-P18098 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

LIFE PARTNERS HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Brian D. Pardo
02) R. Scott Peden
03) Tad Ballantyne
04) Fred Dewald
05) Harold Rafuse

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratifying Whitley Penn as independent auditors for Fiscal 2012.	▢	▢	▢

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. To approve, by non-binding vote, executive compensation.	▢	▢	▢

The Board of Directors recommends you vote 1 year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. To recommend, by non-binding vote, the frequency of executive compensation votes.	▢	▢	▢	▢

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, and 3 and will be voted "1 year" on item 4. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. ▢

Please indicate if you plan to attend this meeting. ▢ Yes ▢ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K Wrap are available at http://ir.lphi.com.

M39377-P18098

LIFE PARTNERS HOLDINGS, INC.
Annual Meeting of Shareholders – January 24, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Life Partners Holdings, Inc., a Texas corporation ("LPHI"), hereby acknowledge(s) receipt of the Proxy Statement dated December 15, 2011, and hereby appoint(s) Brian D. Pardo and R. Scott Peden, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders, to be held Tuesday, January 24, 2012, at 11:00 a.m., CT, at LPHI's corporate offices, 204 Woodhew Drive, Waco, Texas, and at any adjournment(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if present personally, on all matters set forth on the reverse side.

Important - voting prevents escheatment: Most states have escheatment laws that require LPHI to transfer shareholder accounts when they meet that state's criteria for abandoned property. These laws require LPHI to issue a replacement stock certificate to the applicable state and the certificate in the shareholder's possession is cancelled on the records of LPHI's transfer agent. While the specified number of years varies by state, escheatment generally occurs if you have not voted during a three-year period and you have not contacted LPHI or LPHI's transfer agent during that time. After delivery to the state, the stock often is sold and claimants are given only the proceeds of the sale, which may or may not be to your benefit, depending on the subsequent trend of the stock price. In addition, it can take many months to retrieve custody of the stock or the proceeds of its sale.

Therefore, it is very important that you vote and that LPHI has your current address. If you have moved, please provide your new address to LPHI by writing to 204 Woodhew Drive, Waco, Texas 76712, by telephone at 800-368-5569, or by Internet at www.lphi.com/ContactUs.htm.

Address Changes/Comments: ______________________________

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)